                                                        EX-99.B(i)tgtlegopn

April 29, 2002

SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street, N. W.
Judiciary Plaza
Washington, D. C. 20549

Re:  W&R Target Funds, Inc.
     Post-Effective Amendment No. 27

Dear Sir or Madam:

In connection with the public offering of shares of Capital Stock of W&R
Target Funds, Inc. (the Fund), I have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

It is my opinion that the indefinite number of shares of such Capital Stock covered by the Fund's Registration Statement on Form N-1A, when issued and paid for in accordance with the terms of the offering, as set forth in the
Prospectus and Statement of Additional Information forming a part of the
Registration Statement, will be, when such Registration shall have become effective, legally issued, fully paid and non-assessable by the Fund.

I hereby consent to the filing of this opinion as an Exhibit to the
Registration Statement and to the reference to me in such Statement of
Additional Information.

Yours truly,

/s/Kristen A. Richards
----------------------
Kristen A. Richards
Vice President, Associate General Counsel
 and Secretary